GOLDEN CENTURY TECHNOLOGIES CORPORATION
Suite 1200, 1000 N. West Street, Wilmington, DE 19801
(302) 295-4937

GOLDEN CENTURY SIGNS LETTER OF INTENT WITH JINXIN COPPER

Wilmington, DE, August 12, 2009: Golden Century Technologies Corporation (“Golden Century” or the “Company”) (OTCBB:  GCYT) has announced that it has entered into a Letter of Intent with JinXin Copper Holding Limited (“JinXin”), a British Virgin Island corporation that owns 62% of Nanjiang Long Du Mining Industrial Limited Corporation (“Long Du”). Long Du is a corporation incorporated in the Shangliang Town, Nanjiang County, Sichuan Province, P. R. China and it owns prospecting permit no. 5100000730032 of Yang Tan Gold Mine (“Yang Tan”) for prospecting right area of 9.77Km2 from January 19, 2009 to January 19, 2011.

Pursuant to the Letter of Intent, the Company will acquire all the rights to Yang Tan owned by JinXin. Within the first week following the execution of the Letter of Intent, the Company is required to pay the sum of US$500,000 to Jin Xin for expenses relating to the application for the government exploitation permit for Yang Tan. Upon closing, the Company will issue from treasury and deliver to JinXin the an amount of common shares of the Company’s capital stock, the amount of which has yet to be determined, and pay any additional consideration that is agreed to be paid as part of the consideration in the Definitive Agreement as described in the Letter of Intent.

Any agreement between the parties will be subject to completion of a definitive agreement between the parties with customary representations and warranties and satisfactory completion of both parties' due diligence review. There is no assurance that the parties will reach a definitive agreement regarding the proposed transaction as planned or at all.

Information about Golden Century

Golden Century is a Delaware Corporation engaged in the production, distribution and sale of medical supplies in Mainland China, Hong Kong, Macau, Taiwan and Middle East. The Company’s principal business is to supply the Flushable Colostomy and Ostomy Pouch Liners to Colo-Majic Liners, Inc. for its existing North American market and to manufacture, market and distribute the Liners in the People of Republic of China, Hong Kong, Macau, Taiwan and Middle East.

Forward-looking Statements

This news release contains forward-looking statements. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and are statements of future economic performance. Statements containing terms like "believes", "does not believe", "plans", "expects", "intends", "estimates", "anticipates", and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.   Forward-looking statements in this document include that the Company will acquire all the rights to Yang Tan owned by JinXin; and that upon closing, the Company will issue from treasury and deliver to JinXin the an amount of common shares of the Company’s capital stock, the amount of which has yet to be determined, and pay any additional consideration that is agreed to be paid as part of the consideration in the Definitive Agreement.

Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from what is currently anticipated.   The Company cannot guarantee our future results, levels of activity, performance or achievements. Neither  the Company nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.  The Company is under no duty to update any of the forward-looking statements after the date of this news release.

Contact

David Cheng Lee
Golden Century Technologies Corporation
(302) 295-4801